Exhibit 11

                              THE LEHIGH GROUP INC.

           Computation of Primary and Fully Diluted Earning Per Share

                         FOR THE YEAR ENDED DECEMBER 31,

                                                                           1996                    1995                  1994
                                                                           ----                    ----                  ----
Loss from continuing operations before extraordinary item                   (920)                  (558)                   (410)

Income (loss) before extraordinary item                                     (670)                  (308)                  4,590

 Net income (loss)                                                          (288)                  (308)                  4,590

Primary Earnings per Share:

Loss from continuing operations before extraordinary item                  (0.09)                 (0.05)                  (0.04)

 Income (loss) before extraordinary item                                    0.07                  (0.03)                   0.45

     Net Income (loss)                                                     (0.03)                 (0.03)                   0.45

Fully Diluted Earnings per Share:

     Loss from continuing operations before extraordinary item             (0.09)                 (0.05)                  (0.04)

     Income (loss) before extraordinary item                               (0.07)                 (0.03)                   0.45

     Net Income (loss)                                                     (0.03)                 (0.03)                   0.45

Weighted average number of shares outstanding                          10,339,250           10,339,9250               8,601,750

Assumed issuances under exercise of stock options                              --(1)                --(1)             1,567,396

                                                                       10,339,250            10,339,250              10,169,000
                                                                       ==========           ===========              ==========


(1) The options outstanding in 1995 and 1996 were anti-dilutive and therefore not included.